UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                        SCHEDULE 14C INFORMATION
   Information Statement Pursuant to Section 14(c) of the Securities
                          Exchange Act of 1934



Check the appropriate box:


/ X /	Preliminary Information Statement

/   /	Confidential, for Use of the Commission
        only (as permitted by Rule 14c-5(d) (2))

/   /	Definitive Information Statement


Blue Dolphin Energy Company
(Name of Registrant as Specified in Its Charter)

/ X /	No fee required

/   /	Fee computed on table below per Exchange Act Rules 14c-5(g)
        and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

*	Set forth the amount on which the filing fee is calculated and state how it was determined.

/   /	Fee paid previously with preliminary materials.

/   /	Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                     	BLUE DOLPHIN ENERGY COMPANY

                    	11 Greenway Plaza, Suite 1606
                         	Houston, Texas 77046


                NOTICE OF THE TAKING OF CORPORATE ACTION

                 	WITHOUT A MEETING BY WRITTEN CONSENT

This Notice and the accompanying Information Statement are being furnished to the stockholders of Blue Dolphin Energy Company, a Delaware corporation (the "Company"), in connection with the amendment of the Company's Certificate of Incorporation to effect a one-for-fifteen reverse stock split of the Company's Common Stock, $.01 par value per share, and to reduce the total number of authorized shares of Common Stock to 10 million shares and Preferred Stock to 2.5 million shares (the "Amendment").

The Board of Directors by written consent dated October 15, 1997 has approved, and stockholders representing 35,313,362 shares (approximately 52.48%) of the 67,289,126 shares of Common Stock outstanding on October 28, 1997 (the "Record Date") have consented in writing, to the Amendment. Such approval and consent are sufficient under Section 228 of the Delaware General Corporation Law and the Company's Bylaws to approve the Amendment. Accordingly, your consent is not required and is not being solicited.

The accompanying Information Statement is furnished pursuant to
Section 14(c) of the Securities Exchange Act of 1934.

By Order of the Board of Directors,


G. Brian Lloyd
Secretary


November __, 1997


             WE ARE NOT ASKING YOU FOR A PROXY OR A CONSENT
       AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR A CONSENT.

                      BLUE DOLPHIN ENERGY COMPANY

                     11 Greenway Plaza, Suite 1606
                          Houston, Texas 77046

                        	INFORMATION STATEMENT

This Information Statement is being furnished to stockholders of Blue Dolphin Energy Company, a Delaware corporation (the "Company"), to advise them of corporate action to be taken to amend the Company's Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-fifteen reverse stock split (the "Reverse Stock Split") of the currently issued shares of the Company's Common Stock, $.01 par value per share, and to reduce the total number of shares of Common Stock and Preferred Stock which the Company is authorized to issue to 10 million and 2.5 million, respectively (the "Amendment") without a meeting by less than unanimous written consent of stockholders in accordance with the provisions of Section 228 of the Delaware General Corporation Law ("DGCL").

The Board of Directors by written consent dated October 15, 1997 has approved, and a total of 8 stockholders (the "Majority Stockholders") representing 35,313,362 shares (approximately 52.48%) of the outstanding 67,289,126 shares of Common Stock of the Company on October 28, 1997 (the "Record Date") have consented in writing to
the Amendment.   Accordingly, all corporate actions necessary to
authorize the Amendment have been taken. Pursuant to the regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the authorization of the Amendment by the Board of Directors and Majority Stockholders will not become effective until twenty days after the Company has mailed this Information Statement to the stockholders of the Company. Promptly following the expiration of this twenty day period, the Company intends to file the Amendment with the Delaware Secretary of State. The Reverse Stock Split will become effective as of 5:00 p.m., Eastern Standard Time, on the date of such filing (the "Effective Date"). The executive offices of the Company are located at 11 Greenway Plaza, Suite 1606, Houston, Texas 77046.

PLEASE BE ADVISED, THEREFORE, THAT THIS IS ONLY AN INFORMATION
STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being sent or given to holders of the Company's outstanding Common Stock, the Company's only class of voting securities outstanding, on or about November 19, 1997. Each holder of record at the close of business on the Record Date of shares of the Company's Common Stock will be entitled to receive a copy of this Information Statement. As of October 28, 1997, there were 67,289,126 shares of Common Stock issued and outstanding.

             AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                TO EFFECT THE REVERSE STOCK SPLIT AND TO
        REDUCE THE NUMBER OF SHARES OF AUTHORIZED CAPITAL STOCK

GENERAL

The Board of Directors and Majority Stockholders have approved the Amendment to the Certificate of Incorporation of the Company to effect the Reverse Stock Split and to reduce the number of shares of Common Stock and Preferred Stock which the Company may issue. The complete text of the Certificate of Amendment which reflects the Amendment is set forth in Appendix A, however, such text is subject to change to the extent required by the Delaware Secretary of State. Upon filing of the Certificate of Amendment with the Delaware Secretary of State, the Reverse Stock Split will be effective, and each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Stock Split ("Old Shares") will be deemed automatically without any action on the part of the stockholders to represent one-fifteenth the number of shares of Common Stock after the Reverse Stock Split ("New Shares"); provided, however, that no fractional New Shares will be issued as a result of the Reverse Stock Split. In lieu thereof, each stockholder whose Old Shares are not evenly divisible by fifteen will receive cash equal to the average closing bid and asked prices for Old Shares for the five successive trading days immediately preceding the Effective Date for the fractional New Share that such stockholder would otherwise be entitled to receive as a result of the Reverse Stock Split. After the Reverse Stock Split becomes effective, stockholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in a letter of transmittal to be sent by the Company. Upon such surrender, a certificate representing the New Shares will be issued and forwarded to the stockholders, however, each certificate representing Old Shares will continue to be valid and represent New Shares equal to one-fifteenth the number of Old Shares until surrender. The Common Stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable.

In addition, the Company is presently authorized to issue up to 125,000,000 shares of stock, of which 100,000,000 shares are Common Stock, and 25,000,000 shares are Preferred Stock. The Amendment will reduce the number of shares of capital stock authorized by the Certificate of Incorporation to 12,500,000 shares, of which 10,000,000 shares will be Common Stock, and 2,500,000 will be Preferred Stock. The voting and other rights that presently characterize the Common Stock will not be altered by the Amendment.

PRINCIPAL EFFECTS OF THE AMENDMENT

The Amendment will be effected by means of filing the Certificate of Amendment with the Delaware Secretary of State. Pursuant to the regulations promulgated under the Exchange Act, the authorization of the Amendment by the Board of Directors and Majority Stockholders shall not become effective until twenty days after the Company has mailed this Information Statement to the stockholders of the Company. Promptly following the expiration of this twenty day period, the Company intends to file the Certificate of Amendment with the Delaware Secretary of State and the Amendment, including the Reverse Stock Split will become effective as of 5:00 p.m., Eastern Standard Time, on the date of such filing ("Effective Date"). Without any further action on the part of the Company or the stockholders, after the Reverse Stock Split, a certificate representing Old Shares will be deemed to represent one-fifteenth the number of New Shares.

Pursuant to the DGCL the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to the Amendment.

There were approximately 325 stockholders of record of the Company as of October 28, 1997 and the Reverse Stock Split is not expected to cause the number of stockholders of record to fall below 300. The Company has no plans for the cancellation or purchase of its shares from individuals holding a nominal number of such shares after the Reverse Stock Split Effective Date.

The Common Stock is currently registered under Section 12(b) of the Exchange Act and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not effect the registration of the Common Stock under the Exchange Act. After the Effective Date, trades of the New Shares will be reported on the Nasdaq SmallCap Market under the symbol "BDCO."

The principal effects of the Amendment will be:

1.		Based upon the 67,289,126  Old Shares outstanding as of
October 28, 1997, the Reverse Stock Split will decrease the outstanding shares of Common Stock by approximately
93.33%, and thereafter approximately 4,485,941 New
Shares will be outstanding. The Reverse Stock Split will not affect any stockholder's proportionate equity interest in the Company, subject to the provisions for the elimination of fractional shares as described herein.

2.		The Company is authorized under the Certificate of
Incorporation to issue up to 100,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock.
The Amendment reduces the authorized Common Stock to 10,000,000 shares and the authorized Preferred Stock to 2,500,000. After the Reverse Stock Split, the Common
Stock issued and outstanding will represent approximately 45% of the Company's authorized Common
Stock whereas the Old Shares represented approximately
67% of the authorized Common Stock. There are no shares of Preferred Stock outstanding. After the Reverse Stock Split, approximately 5,514,000 shares of
Common Stock and 2,500,000 shares of Preferred Stock will be available for future issuance by the Board of Directors without further action by the stockholders.

3.		On October 28, 1997, the closing sale price of the
Common Stock on Nasdaq was $_____ per share. By decreasing the number of shares of Common Stock outstanding without altering the aggregate economic interest in the Company represented by such shares, the Board of Directors believes that the trading price will be increased to a price more appropriate for a publicly-traded security.

4.		As of October 28, 1997, there were outstanding options
to purchase an aggregate of 2,434,996 shares of Common
Stock under the Company's 1985 and 1996 Stock Option
Plans (the "Stock Option Plans") with per share exercise prices ranging from $.1594 to $.2922. All of the outstanding options include provisions for a proportional downward adjustment in the number of shares covered thereby and a corresponding increase in the exercise price thereof, in the event of a reverse stock split. Each outstanding option after effectiveness of the Reverse Stock Split will evidence the right to purchase 6.66% of the shares of Common
Stock previously covered thereby, and the exercise price per share will be 15 times the previous exercise price. After effectiveness of the Reverse Stock Split there will be reserved for issuance upon exercise of outstanding options under the Stock Option Plans approximately 162,333 shares of Common Stock.

5.		The holders of shares of the Common Stock are entitled
to receive distributions of cash or other property, if any, that may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, subject to the dividend priority of the holders of Preferred Stock of the Company, if any.
Although the Reverse Stock Split will have an immediate effect on the Company's capital in excess of par value, the Reverse Stock Split and its impact on capital in excess of par value will not affect distributions to the Company's stockholders. The
Company has never paid cash dividends on the Common
Stock and has no plans to pay cash dividends in the foreseeable future. The current policy of the Board of Directors is to retain all available earnings for use in the operation and expansion of the Company's business. Any future dividends will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors. Additionally, certain covenants contained in the Company's loan agreement currently prohibit the Company from declaring or paying cash dividends.

REASONS FOR THE AMENDMENT

The Board of Directors believes the Amendment is desirable for several reasons. The Reverse Stock Split should enhance the acceptability of the Common Stock by the financial community and investing public. The reduction in the number of shares of Common Stock outstanding caused by the Reverse Stock Split presumably will increase the per share market price for the Common Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock trading below $5.00 as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. In addition, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission on a sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

Although there can be no assurance that the price of the Company's shares after the Reverse Stock Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the Reverse Stock Split is intended to result in a price level for the Common Stock that will reduce the effect of the above described policies and practices, broaden investor interest and provide a market that will more closely reflect the Company's underlying values.

The National Association of Securities Dealers Automated Quotation Stock Market ("NASDAQ") has announced changes to its SmallCap Market listing requirements which are to be effective February 23, 1998, including a minimum bid price of $1.00. According to the NASDAQ's release, the minimum bid price requirement will provide a safeguard against certain market activity associated with low-priced securities, and also will enhance the credibility of the market. The bid price for the Common Stock of the Company has historically been below $1.00 and the Reverse Stock Split is intended to help the Company meet the minimum bid price standard for the NASDAQ SmallCap Market.

There can be no assurance that any or all of these effects will occur, including, without limitation, that the market price per New Share of Common Stock after the Reverse Stock Split will be 15 times the market price per Old Share of Common Stock before the Reverse Stock Split, or that such price will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for the Common Stock will be improved. Stockholders should note that the Board of Directors cannot predict what effect the Reverse Stock Split will have on the market price of the Common Stock.

EXCHANGE OF STOCK CERTIFICATES

As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with the certificate(s) representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which his Old Shares have been reclassified and changed as a result of the Reverse Stock Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until he has surrendered his outstanding certificate(s) together with the properly completed and executed letter of transmittal. Until so surrendered, each current certificate representing Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of New Shares in the appropriately reduced number.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material federal income tax consequences of the proposed Reverse Stock Split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), all of which are subject to change, possibly with retroactive effect, and assumes that the New Shares of Common Stock will be held as a "capital asset" as defined in the Code. Holders of Old Shares of Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the proposed reverse stock split in light of their personal circumstances and the consequences under state, local and foreign tax laws.

1.		The Reverse Stock Split will qualify as a
recapitalization described in Section 386(a)(1)(E) of the Code.

2.		No gain or loss will be recognized by the Company in
connection with the Reverse Stock Split.

3.		No gain or loss will be recognized by a stockholder who
exchanges all of his Old Shares of Common Stock solely for New Shares of Common Stock.

4.		The aggregate basis of the New Shares of Common Stock
to be received in the Reverse Stock Split (including any fractional share deemed received) will be the same as the aggregate basis of the Old Shares of Common
Stock surrendered in exchange therefor.

5.		The holding period of the New Shares of Common Stock to
be received in the Reverse Stock Split (including any fractional share deemed received) will include the holding period of the Old Shares of Common Stock surrendered in exchange therefor.

6.		A holder of Common Stock receiving cash in lieu of a
fractional share will be treated as receiving the payment in connection with a redemption of the fractional share, with the tax consequences of the redemption determined under Section 302 of the Code.
As such, a holder of Common Stock will generally recognize gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in 4., above) and the amount of cash received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder's holding period (as described in 5., above) exceeds one year. A holder of Common Stock receiving cash in lieu of a fractional share may be subject to dividend treatment on such payment if the redemption of the fractional share is "essentially equivalent to a dividend" under Section
302 of the Code. However, based on a published IRS ruling, dividend treatment is unlikely if, taking into account the constructive ownership rules set forth in
Section 318 of the Code, (a) the stockholder's relative stock interest in the Company is minimal, (b) the stockholder exercises no control over the Company's affairs and (c) there is a reduction in the stockholder's proportionate interest in the Company.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION
ONLY. ACCORDINGLY, EACH HOLDER OF COMMON STOCK OF THE COMPANY IS URGED TO CONSULT WITH THEIR OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, MUNICIPAL, FOREIGN OR OTHER TAXING JURISDICTION.

                	OWNERSHIP OF SECURITIES OF THE COMPANY

The following table sets forth, as of September 30, 1997, certain information with respect to the beneficial ownership of shares of the Company's Common Stock (the only class of voting security issued and outstanding) as to (i) all persons known by the Company to be beneficial owners of 5% or more of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer whose total salary and bonus for the last year exceeded $100,000, and (iv) all executive officers and Directors, as a group. Unless otherwise indicated, each of the following persons has sole voting and dispositive power with respect to such shares. After the Reverse Stock Split, all share numbers set forth below would be reduced by approximately 93%.

                                SHARES
NAME OF BENEFICIAL OWNER  BENEFICIALLY OWNED(1)      PERCENT OF CLASS(1)

Colombus Petroleum             13,675,696                20.4
Limited, Inc. (2)

Columbus Petroleum,             6,334,631                 9.5
Ltd.(3)

Ivar Siem (4)(5)                9,076,032                13.5

Harris A. Kaffie (5)            8,490,451                12.7

Daniel B. Porter (5)            2,161,848                 3.2

Christian Hysing-Dahl (5)         225,001                  *

Michael Chadwick (5)               90,001                  *

Michael J. Jacobson (5)         1,420,002                 2.1

Roland B. Keller (5)              475,002                  *

William D. Fisher (5)             425,501                  *

Executive Officers and         22,491,006                33.2
Directors as a Group
(9 persons) (5)(6)

*	Less than 1%

(1)	A person is deemed to be the beneficial owner of voting
securities that can be acquired by such person within 60 days from the date of this Information Statement upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of September 30, 1997 have been exercised.

(2)	The address of Colombus Petroleum Limited, Inc.
("Colombus"), is Aeulestrasse 74, FL-9490, Vaduz,
Liechtenstein.

(3)	The address of Columbus Petroleum, Ltd. ("CPL"), is c/o S.
Sheth, Palmer Cowen, 16 Berkeley Street, London, England.

(4)	Mr. Siem, Chairman of the Board of the Company,  may be
deemed to be the beneficial owner of the shares of Common
Stock held of record and beneficially by CPL (and his ownership shown includes such shares) as to which he may be deemed to possess, indirectly, shared voting and investment power due to his position as Managing Director and beneficial owner of CPL. Includes 2,346,630 shares of Common Stock, held of record and beneficially by Soil, Inc. (and his ownership shown includes such shares) as to which Mr. Siem may be deemed to possess, indirectly, shared voting and investment power due to his 100% beneficial ownership of Soil, Inc. Includes 188,103 shares of the 990,020 shares owned beneficially by Nordic Technology Corporation A/S, which represents Mr. Siem's percentage interest in such company.

(5)	Includes shares of Common Stock issuable upon exercise of
options that may be exercised on September 30, 1997 as follows: Mr. Siem - 156,668; Mr. Kaffie- 40,001; Mr. Porter
- 30,001; Mr. Hysing-Dahl - 20,001; Mr. Chadwick - 30,001;
Mr. Jacobson - 300,002; Mr. Keller - 116,668; Mr. Fisher -
91,668; and all directors and executive officers as a group
- 843,344.

              	INCORPORATION OF INFORMATION BY REFERENCE

The following documents, which are on file with the Commission
(Exchange Act File No. 0-15905) are incorporated in this
Information Statement by reference and made a part hereof:

(i)	Annual Report on Form 10-K for the year ended December  31,
        1996; and

(ii)	Quarterly Reports on Form 10-Q for the quarters ended March
        31, 1997 and June 30, 1997.


All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the Effective Date shall be deemed to be incorporated by reference in this Information Statement and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Information Statement and filed with the Commission prior to the date of this Information Statement shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

The Company will provide without charge to each person to whom this Information Statement is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the Company at 11 Greenway Plaza, Suite 1606, Houston, Texas 77046, Attention: G. Brian Lloyd (telephone number: (713) 621-3993).

                              By order of the Board of Directors


                               G. Brian Lloyd
                               Secretary
November ___, 1997

                                                              	APPENDIX A

                       	CERTIFICATE OF AMENDMENT
                                  	TO
                   	THE CERTIFICATE OF INCORPORATION
                                  	OF
                     	BLUE DOLPHIN ENERGY COMPANY

BLUE DOLPHIN ENERGY COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That on October ___, 1997 the Board of Directors of the Corporation duly adopted resolutions by unanimous written consent in lieu of a meeting in accordance with the provisions of Section 141(f) of the Delaware General Corporation Law ("DGCL") proposing and declaring the following amendment of the Certificate of Incorporation of the Corporation to be advisable and recommending the adoption of such amendment by the stockholders of the Corporation.

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, the requisite stockholder approval was obtained by written consent to the following amendment in accordance with the provisions of Section 228 of the DGCL and prompt notice of taking of corporate action without a meeting has been duly given in accordance with Section 228(d) of the DGCL.

THIRD: The Certificate of Incorporation of the Corporation is amended by deleting the first paragraph of Article IV thereof and replacing in lieu and instead thereof a new first paragraph of Article IV reading in its entirety, as follows:

The total number of shares of stock which the Corporation shall have the authority to issue is 12,500,000 shares, of which 10,000,000 shall be shares of Common Stock of the par value of $.01 per share
("Common Stock"), and 2,500,000 shall be shares of Preferred Stock of the par value of $.10 per share
("Preferred Stock").

Effective as of the close of business on the day of the filing of the Certificate of Amendment which contains this provision with the Secretary of State of the State of Delaware, each share of Common Stock, par value $.01 per share ("Old Common Stock"), issued at such time shall be and hereby is automatically reclassified and changed into one-fifteenth of one share of Common Stock, par value $.01 per share, without any action by the holder thereof, provided that no fractional shares shall be issued pursuant to such reclassification and change. Effective as of the close of business on the day of the filing of the Certificate of Amendment which contains this provision with the Secretary of State of the State of Delaware, each certificate outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to constitute and represent the number of whole shares of Common Stock of the Corporation into which the outstanding shares of Old
Common Stock previously represented by such certificate was converted by virtue of the reverse stock split.

FOURTH: That the amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

FIFTH: This Certificate of Amendment shall become effective at the close of business on the day of the filing hereof in the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Blue Dolphin Energy Company has caused this
certificate to be signed by Michael J.   Jacobson, its President,
this ____ day of __________, 1997.


                                 Blue Dolphin Energy Company


                                  By:
                                  Michael  J. Jacobson
                                  President